EXHIBIT 21.1

SUBSIDIARIES OF CYPRESS SEMICONDUCTOR CORPORATION

Name	Jurisdiction of Incorporation

Cypress Semiconductor (Minnesota), Inc..	Delaware
Cypress Semiconductor (Texas) , Inc.	Delaware
Cypress Semiconductor International Inc.	Delaware
Cypress Semiconductor Round Rock, Inc.	Delaware
Cypress Venture Fund I, L.L.C.	Delaware
Silicon Light Machines	California
International Microcircuits, Inc.	California
Lara Networks	Delaware
SunPower Corporation	California
SunPower North America, Inc	Delaware
SMaL Camera Technologies Inc.	Delaware
Weida Semiconductor, Inc.	Taiwan
International Microcircuits, Inc. Istanbul	Turkey
Cyland Corporation	Philippines
Cypress Manufacturing, Ltd.	Cayman Islands
Cypress Semiconductor Taiwan	Taiwan
Cypress Semiconductor (Scandinavia) AB	Sweden
Cypress Semiconductor Canada	Canada
Cypress Semiconductor GmbH	Germany
Cypress Semiconductor Tech. India Private Ltd.	India
Cypress Semiconductor Italia S.r.l.	Italy
Nihon Cypress K.K.	Japan
Cypress Semiconductor Korea	Korea
Cypress Semiconductor Limited	UK
Cypress Semiconductor SARL	France
Cypress Semiconductor Singapore Pte. Ltd	Singapore
Cypress Semiconductor International (Hong Kong) Limited	Hong Kong
Cypress Semiconductor Technology Ltd.	Cayman Islands
Cypress Semiconductor World Trade Corp.	Cayman Islands
Cypress Semiconductor International Sales B.V.	Netherlands
Cypress Semiconductor Phil. Headquarters Ltd.	Cayman Islands
Weida Semiconductor Limited	Hong Kong
Cypress Semiconductor (Shanghai) Design Co., Ltd	China
Cypress Semiconductor Corporation (Belgium) BVBA	Belgium
Cypress Semiconductor Corporation (Luxembourg) Sprl	Luxembourg
SunPower Technology Ltd.	Cayman Islands
SunPower Philippines Manufacturing Ltd.	Cayman Islands
SunPower Corporation Sarl	Switzerland
Cypress Semiconductor (Switzerland) Sarl	Switzerland